Exhibit 99.1

Endeavor Releases Fourth Quarter and Full Year 2023 Results

Beverly Hills, CA (February 28, 2024) – Endeavor Group Holdings, Inc. (NYSE: EDR) (“Endeavor” or the “Company”), a global sports and entertainment company, today released its financial results for the quarterly period and fiscal year ended December 31, 2023.

2023 Highlights

•	$5.960 billion in full year 2023 revenue

•	Closed acquisition of WWE and launched TKO Group Holdings, Inc.

•	Sold IMG Academy at an enterprise value of $1.25 billion

•	Implemented capital return program inclusive of share repurchases and ongoing quarterly cash dividend

•	Commenced formal review to evaluate strategic alternatives

Full Year 2023 Consolidated Financial Results

•	Revenue: $5.960 billion

•	Net income: $557.5 million

•	Adjusted EBITDA: $1.216 billion

Q4 2023 Consolidated Financial Results

•	Revenue: $1.583 billion

•	Net loss: $29.3 million

•	Adjusted EBITDA: $292.8 million

“2023 was a transformational year for Endeavor as we strengthened our positions in sports and entertainment through many of our industry-leading assets,” said Ariel Emanuel, CEO, Endeavor. “Endeavor’s work with TKO to secure innovative media rights deals and landmark partnership agreements is proving our thesis, and we continue to benefit from demand for premium content and live experiences. We remain focused on maximizing shareholder value through quarterly dividend payments and our evaluation of strategic alternatives.”

Segment Operating Results

•

Owned Sports Properties segment revenue was $642.8 million for the quarter, up $341.3 million, or 113%, compared to the prior-year quarter, and was $1.82 billion for the year, up $483.5 million, or 36%, compared to the prior year. For the year, the increase in revenue was primarily attributed to the acquisition of WWE in September 2023, which contributed $383 million, and increases at UFC from higher media rights fees, including one additional PPV event; higher live event revenue, including five more events with live audiences during the year; and an increase from partnerships. The revenue increase was also attributable to greater demand for PBR event tickets and the second season of the PBR Teams series. These increases were partially offset by the sale of Diamond Baseball Holdings in September 2022. The segment’s Adjusted EBITDA was $224.7 million for the quarter, up $82.3 million, or 58%, compared to the prior-year quarter, and was $827.0 million for the year, up $178.9 million, or 28%, compared to the prior year.

•

Events, Experiences & Rights segment revenue was $414.5 million for the quarter, down $35.0 million, or 8%, compared to the prior-year quarter, and was $2.17 billion for the year, down $18.9 million, or 1%, compared to the prior year. For the year, segment revenue was primarily impacted by the sale of IMG Academy in June 2023, partially offset by the inclusion of Barrett-Jackson for the full year, as well as increases from growth in ticket sales and partnerships from new and existing events including the Madrid Open and Miami Open tennis tournaments. Media production revenue also increased primarily due to new contracts, including with Major League Soccer, as well as the timing of biennial and quadrennial events that occurred in 2023. The segment’s Adjusted EBITDA was $13.7 million for the quarter, down $17.0 million, or 55%, compared to the prior-year quarter, and was $228.1 million for the year, down $66.7 million, or 23%, compared to the prior year.

•

Representation segment revenue was $427.4 million for the quarter, up $18.9 million, or 5%, compared to the prior-year quarter, and was $1.54 billion for the year, up $32.3 million, or 2% compared to the prior year. For the year, the impact on segment revenue by the WGA and SAG-AFTRA strikes was more than offset by growth in WME’s music, sports, and fashion divisions, as well as increases at 160over90, licensing, and nonscripted content production deliveries. The segment’s Adjusted EBITDA was $103.4 million for the quarter, down $20.5 million, or 16.5%, compared to the prior-year quarter, and was $391.1 million for the year, down $78.6 million, or 17%, compared to the prior year.

•

Sports Data & Technology segment revenue was $113.6 million for the quarter, up $5.2 million, or 5%, compared to the prior-year quarter, and was $469.8 million for the year, up $209.3 million, or 80%, compared to the prior year. For the year, growth was driven by the inclusion of OpenBet, which we acquired in September 2022, as well as growth in IMG ARENA’s betting data and streaming portfolio. The segment’s Adjusted EBITDA was $20.5 million for the quarter, down $1.1 million, or 5%, compared to the prior-year quarter, and was $62.7 million, up $14.9 million, or 31%, compared to the prior year.

Balance Sheet and Liquidity

At December 31, 2023, cash and cash equivalents totaled $1.167 billion, compared to $1.338 billion at September 30, 2023. Total debt was $5.028 billion at December 31, 2023, compared to $5.046 billion at September 30, 2023.

For further information regarding the Company’s financial results, as well as certain non-GAAP financial measures, and the reconciliations thereof, please refer to the following pages of this release or visit the Company’s Investor Relations site at investor.endeavorco.com.

Webcast Details

Endeavor will host an audio webcast to discuss its results and provide a business update at 5 a.m. PT / 8 a.m. ET Wednesday, February 28. The event can be accessed at: https://events.q4inc.com/attendee/398127204

The link to the webcast, as well as a recording, will also be available within the News/Events section of investor.endeavorco.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including the Company’s focus on maximizing shareholder value, intentions regarding quarterly dividend payments, and evaluation of strategic alternatives. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: risks related to the Company’s evaluation of strategic alternatives; changes in public and consumer tastes and preferences and industry trends; impacts from changes in discretionary and corporate spending on entertainment and sports events due to factors beyond our control, such as adverse economic conditions, on our operations; Endeavor’s ability to adapt to or manage new content distribution platforms or changes in consumer behavior; Endeavor’s dependence on the relationships of its management, agents, and other key personnel with clients; Endeavor’s reliance on its professional reputation and brand name; Endeavor’s dependence on key relationships with television and cable networks, satellite providers, digital streaming partners, corporate sponsors, and other distribution partners; Endeavor’s ability to effectively manage the integration of and recognize economic benefits from businesses acquired, its operations at its current size, and any future growth; failure to protect the Company’s IT systems and confidential information against breakdowns, security breaches, and other cybersecurity risks; risks related to Endeavor’s gaming business and applicable regulatory requirements; risks related to Endeavor’s organization and structure; risks related to the business combination of UFC and WWE into TKO; and other important factors discussed in Part I, Item 1A “Risk Factors” in Endeavor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as any such factors may be updated from time to time in the Company’s other filings with the SEC, accessible on the SEC’s website at www.sec.gov and Endeavor’s Investor Relations site at https://investor.endeavorco.com. Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, Endeavor undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

We refer to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Measures” and the reconciliation tables below for additional information and a reconciliation of the Non-GAAP financial measures to the most comparable GAAP financial measures.

About Endeavor

Endeavor (NYSE: EDR) is a global sports and entertainment company, home to many of the world’s most dynamic and engaging storytellers, brands, live events, and experiences. The Endeavor network specializes in talent representation through entertainment agency WME; sports operations and advisory, event management, media production and distribution, and brand licensing through IMG; live event experiences and hospitality through On Location; full-service marketing through global cultural marketing agency 160over90; and sports data and technology through OpenBet. Endeavor is also the majority owner of TKO Group Holdings, Inc. (NYSE: TKO), a premium sports and entertainment company comprising UFC and WWE.

Website Disclosure

Investors and others should note that Endeavor announces material financial and operational information to its investors using press releases, SEC filings and public conference calls and webcasts, as well as its Investor Relations site at investor.endeavorco.com. Endeavor may also its our website as a distribution channel of material company information. In addition, you may automatically receive email alerts and other information about Endeavor when you enroll your email address by visiting the “Investor Email Alerts” option under the Resources tab on investor.endeavorco.com.

Contacts

Investors: investor@endeavorco.com

Press: press@endeavorco.com

Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue	$1,582,713	$1,260,443	$5,960,157	$5,268,137
Operating expenses:
Direct operating costs	645,437	464,233	2,441,619	2,065,777
Selling, general and administrative expenses	745,443	629,788	2,762,558	2,358,962
Insurance recoveries	—	(106)	—	(1,099)
Depreciation and amortization	152,475	71,598	361,511	266,775
Impairment charges	46,716	—	74,912	689

Total operating expenses	1,590,071	1,165,513	5,640,600	4,691,104

Operating (loss) income	(7,358)	94,930	319,557	577,033
Other (expense) income:
Interest expense, net	(88,323)	(84,870)	(345,683)	(282,255)
Tax receivable agreement liability adjustment	48,414	(811,767)	40,635	(873,264)
Other income, net	30,591	12,118	783,818	475,251

(Loss) income before income taxes and equity earnings (losses) of affiliates	(16,676)	(789,589)	798,327	(103,235)
Provision for (benefit from) income taxes	13,934	(642,483)	219,840	(648,503)

(Loss) income before equity earnings (losses) of affiliates	(30,610)	(147,106)	578,487	545,268
Equity earnings (losses) of affiliates, net of tax	1,273	(78,578)	(21,018)	(223,604)

Net (loss) income	(29,337)	(225,684)	557,469	321,664
Less: Net (loss) income attributable to non-controlling interests	(43,856)	(19,504)	200,953	192,531

Net income (loss) attributable to Endeavor Group Holdings, Inc.	$14,519	$(206,180)	$356,516	$129,133

Earnings (loss) per share of Class A common stock:
Basic	$0.05	$(0.71)	$1.19	$0.48
Diluted	$(0.03)	$(0.72)	$1.14	$0.45
Weighted average number of shares used in computing basic and diluted earnings (loss) per share:
Basic	300,710,649	289,219,412	298,915,993	281,369,848
Diluted(1)	458,426,960	289,219,412	464,862,899	287,707,832

(1)

The diluted weighted average number of shares of 464,862,899 for the year ended December 31, 2023 includes weighted average Class A common shares outstanding, plus additional shares based on an assumed exchange of Endeavor Manager Units and Endeavor Operating Units into 157,836,630 shares of the Company’s Class A common stock, an assumed exchange of Endeavor Profits Units into 802,961 shares of the Company’s Class A common stock and additional shares from RSUs, Phantom Units and redeemable non-controlling interests, as noted in the table below:

Weighted average Class A Common Shares outstanding - Basic	298,915,993
Additional shares assuming exchange of all EOC Profits Units	802,961
Additional shares from RSUs and Phantom Units, as calculated using the treasury stock method	2,178,731
Additional shares assuming exchange of all Endeavor Operating Units and Endeavor Manager Units	157,836,630
Additional shares assuming redemption of redeemable non-controlling interests	5,128,584

Weighted average Class A Common Shares outstanding - Diluted	464,862,899

Segment Results

(Unaudited)

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue:
Owned Sports Properties	$642,755	$301,444	$1,815,880	$1,332,335
Events, Experiences & Rights	414,471	449,428	2,173,399	2,192,289
Representation	427,433	408,539	1,544,441	1,512,150
Sports Data & Technology	113,575	108,400	469,846	260,534
Eliminations	(15,521)	(7,368)	(43,409)	(29,171)

Total Revenue	$1,582,713	$1,260,443	$5,960,157	$5,268,137

Adjusted EBITDA:
Owned Sports Properties	$224,702	$142,398	$827,024	$648,158
Events, Experiences & Rights	13,720	30,748	228,140	294,818
Representation	103,434	123,908	391,114	469,757
Sports Data & Technology	20,502	21,628	62,705	47,826
Corporate	(69,561)	(79,040)	(293,260)	(297,031)

Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	December 31,	December 31,
	2023	2022
ASSETS
Current Assets:
Cash and cash equivalents	$1,166,526	$767,828
Restricted cash	278,456	278,165
Accounts receivable (net of allowance for doubtful accounts of $66,650 and $54,766, respectively)	939,790	917,000
Deferred costs	627,170	268,524
Other current assets	452,605	305,219

Total current assets	3,464,547	2,536,736
Property, buildings and equipment, net	944,907	696,302
Operating lease right-of-use assets	320,395	346,550
Intangible assets, net	5,212,365	2,205,583
Goodwill	10,151,839	5,284,697
Investments	397,971	336,973
Deferred income taxes	430,765	771,382
Other assets	621,984	325,619

Total assets	$21,544,773	$12,503,842

LIABILITIES, REDEEMABLE INTERESTS AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	587,608	600,605
Accrued liabilities	710,725	525,239
Current portion of long-term debt	58,894	88,309
Current portion of operating lease liabilities	76,229	65,381
Deferred revenue	807,568	716,147
Deposits received on behalf of clients	262,436	258,414
Current portion of tax receivable agreement liability	156,155	52,770
Other current liabilities	137,330	107,675

Total current liabilities	2,796,945	2,414,540

Long-term debt	4,969,417	5,080,237
Long-term operating lease liabilities	287,574	327,888
Long-term tax receivable agreement liability	834,298	961,623
Deferred tax liabilities	528,049	171,571
Other long-term liabilities	405,979	241,411

Total liabilities	9,822,262	9,197,270

Commitments and contingencies
Redeemable non-controlling interests	215,458	253,079
Shareholders’ Equity:
Class A common stock, $0.00001 par value; 5,000,000,000 shares authorized; 298,698,490 and 290,541,729 shares issued and outstanding as of December 31, 2023 and 2022, respectively	3	2
Class B common stock, $0.00001 par value; 5,000,000,000 shares authorized; none issued and outstanding as of December 31, 2023 and 2022	—	—
Class C common stock, $0.00001 par value; 5,000,000,000 shares authorized; none issued and outstanding as of December 31, 2023 and 2022	—	—
Class X common stock, $0.00001 par value; 4,983,448,411 and 4,987,036,068 shares authorized; 166,569,908 and 182,077,479 shares issued and outstanding as of December 31, 2023 and 2022, respectively	1	1
Class Y common stock, $0.00001 par value; 989,681,838 and 997,261,325 shares authorized; 225,960,405 and 227,836,134 shares issued and outstanding as of December 31, 2023 and 2022, respectively	2	2
Additional paid-in capital	4,901,922	2,120,794
Accumulated deficit	(117,065)	(216,219)
Accumulated other comprehensive loss	(157)	(23,736)

Total Endeavor Group Holdings, Inc. shareholders’ equity	4,784,706	1,880,844
Nonredeemable non-controlling interests	6,722,347	1,172,649

Total shareholders’ equity	11,507,053	3,053,493

Total liabilities, redeemable interests and shareholders’ equity	$21,544,773	$12,503,842

Note Regarding Non-GAAP Financial Measures

This press release includes financial measures that are not calculated in accordance with United States generally accepted accounting principles (“GAAP”), including Adjusted EBITDA and Adjusted EBITDA Margin.

Adjusted EBITDA is a non-GAAP financial measure and is defined as net income (loss), excluding income taxes, net interest expense, depreciation and amortization, equity-based compensation, merger, acquisition and earn-out costs, certain legal costs, restructuring, severance and impairment charges, certain non-cash fair value adjustments, certain equity earnings, net gains on the sales of businesses, tax receivable agreement liability adjustment, and certain other items, when applicable. Adjusted EBITDA margin is a non-GAAP financial measure defined as Adjusted EBITDA divided by Revenue.

Management believes that Adjusted EBITDA is useful to investors as it eliminates the significant level of non-cash depreciation and amortization expense that results from our capital investments and intangible assets recognized in business combinations, and improves comparability by eliminating the significant level of interest expense associated with our debt facilities, as well as income taxes and the tax receivable agreement, which may not be comparable with other companies based on our tax and corporate structure.

Adjusted EBITDA and Adjusted EBITDA margin are used as the primary bases to evaluate our consolidated operating performance.

Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	they do not reflect every cash expenditure, future requirements for capital expenditures, or contractual commitments;

•	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect any cash requirement for such replacements or improvements; and

•	they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows.

We compensate for these limitations by using Adjusted EBITDA and Adjusted EBITDA margin along with other comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance.

Adjusted EBITDA and Adjusted EBITDA margin should not be considered substitutes for the reported results prepared in accordance with GAAP and should not be considered in isolation or as alternatives to net income (loss) as indicators of our financial performance, as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. Although we use Adjusted EBITDA and Adjusted EBITDA margin as financial measures to assess the performance of our business, such use is limited because it does not include certain material costs necessary to operate our business. Our presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed as indications that our future results will be unaffected by unusual or nonrecurring items. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures reported by other companies. Set forth below are reconciliations of our most directly comparable financial measures calculated in accordance with GAAP to these non-GAAP financial measures on a consolidated basis.

Adjusted EBITDA

(Unaudited)

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net (loss) income	$(29,337)	$(225,684)	$557,469	$321,664
Provision for (benefit from) income taxes	13,934	(642,483)	219,840	(648,503)
Interest expense, net	88,323	84,870	345,683	282,255
Depreciation and amortization	152,475	71,598	361,511	266,775
Equity-based compensation expense (1)	53,632	50,312	256,187	210,163
Merger, acquisition and earn-out costs (2)	958	10,837	108,457	68,728
Certain legal costs (3)	28,834	4,847	41,067	16,051
Restructuring, severance and impairment (4)	55,873	10,429	126,661	13,258
Fair value adjustment - equity investments (5)	(56)	1,606	(985)	(12,029)
Equity method (income) losses – Learfield IMG College and Endeavor Content (6)	(8,584)	69,480	11,113	218,566
Net gain on sale of the restricted Endeavor Content business (7)	—	—	—	(463,641)
Net gain on sale of the Academy business (8)	—	—	(736,978)	—
Tax receivable agreement liability adjustment (9)	(48,414)	811,767	(40,635)	873,264
Other (10)	(14,841)	(7,937)	(33,667)	16,977

Adjusted EBITDA	$292,797	$239,642	$1,215,723	$1,163,528

Net (loss) income margin	(1.9%)	(17.9%)	9.4%	6.1%
Adjusted EBITDA margin	18.5%	19.0%	20.4%	22.1%

(1)	Equity-based compensation represents primarily non-cash compensation expense associated with our equity-based compensation plans.

The increase for the three months ended December 31, 2023 compared to the three months ended December 31, 2022 was primarily due to equity awards granted under the new TKO equity plan and the WWE plan assumed in connection with the Transactions as well as new grants under the 2021 Incentive Award Plan. Equity-based compensation was recognized in all segments and Corporate for the three months ended December 31, 2023.

The increase for the year ended December 31, 2023 as compared to the year ended December 31, 2022 was primarily due to equity awards granted under the new TKO equity plan and the WWE plan assumed in connection with the Transactions as well as new grants under the 2021 Incentive Award Plan. Equity-based compensation was recognized in all segments and Corporate for the year ended December 31, 2023.

(2)

Includes (i) certain costs of professional advisors related to mergers, acquisitions, dispositions or joint ventures and (ii) fair value adjustments for contingent consideration liabilities related to acquired businesses and compensation expense for deferred consideration associated with selling shareholders that are required to retain our employees.

Such costs for the three months ended December 31, 2023 primarily related to professional advisor costs of approximately $3 million and primarily related to our Owned Sport Properties segment and Corporate. Fair value adjustments for contingent consideration liabilities related to acquired businesses and acquisition earn-out adjustments were a benefit of approximately $2 million, which primarily related to our Events, Experiences & Rights, Representation and Sports Data & Technology segments.

Such costs for the three months ended December 31, 2022 primarily related to professional advisor costs of approximately $7 million and related to all of our segments. Fair value adjustments for contingent consideration liabilities related to acquired businesses and acquisition earn-out adjustments were approximately $3 million, which primarily related to our Representation segment.

Such costs for the year ended December 31, 2023 related to professional advisor costs and bonuses of approximately $101 million, which primarily related to the Transactions, and primarily related to our Owned Sport Properties segment and Corporate. The bonuses and certain professional advisor costs were contingent on the closing of the Transactions. Fair value adjustments for contingent consideration liabilities related to acquired businesses and acquisition earn-out adjustments were approximately $8 million, which primarily related to our Events, Experiences & Rights, Representation and Sports Data & Technology segments.

Such costs for the year ended December 31, 2022 primarily related to professional advisor costs of approximately $40 million and related to all of our segments. Fair value adjustments for contingent consideration liabilities related to acquired businesses and acquisition earn-out adjustments were approximately $28 million, which primarily related to our Representation segment.

(3)

Includes costs related to certain litigation or regulatory matters, including a $20 million antitrust settlement, which related to our Owned Sports Properties and Events, Experiences & Rights segments and Corporate.

(4)	Includes certain costs related to our restructuring activities and non-cash impairment charges.

Such costs for the three months and year ended December 31, 2023 primarily related to the impairments of intangible assets and goodwill in our Events, Experiences & Rights segment of approximately $47 million and $75 million, respectively; and restructuring expenses across all of our segments and Corporate of approximately $9 million and $40 million, respectively.

Such costs for the three months and year ended December 31, 2022 primarily related to an investment impairment in our Events, Experiences & Rights segment, a write off of an asset in Corporate and the restructuring expenses in our Events, Experiences & Rights and Representation segments.

(5)	Includes the net change in fair value for equity investments with and without readily determinable fair values, based on observable price changes.

(6)

Relates to equity method (income) losses from the equity interest we retained in the restricted Endeavor Content business, which we sold in January 2022. For the three months and year ended December 31, 2022, also relates to equity method losses from our investment in Learfield IMG College.

(7)	Relates to the gain recorded for the sale of the restricted Endeavor Content business, net of transactions costs of $15.0 million, which were contingent on the sale closing.

(8)	Relates to the gain recorded for the sale of the Academy business, net of transactions costs of $5.5 million, which were contingent on the sale closing.

(9)	For the three months and year ended December 31, 2023, the adjustment for the tax receivable agreement liability related to a change in estimates of future TRA payments.

For the three months and year ended December 31, 2022, includes the adjustment for the tax receivable agreement liability related to the expected realization of certain tax benefits after concluding that such TRA payments would be probable based on estimates of future taxable income over the term of the TRA.

(10)

For the three months ended December 31, 2023, other costs were comprised primarily of gains of approximately $15 million on foreign currency exchange transactions, which related to all of our segments and Corporate; $3 million of costs related to our evaluation of strategic alternatives, which related to Corporate; and a gain of approximately $1 million related to the change in the fair value of forward foreign exchange contracts, which related to our Events, Experiences & Rights segment and Corporate.

For the three months ended December 31, 2022, other costs were comprised primarily of gains of approximately $6 million on foreign exchange transactions, which related to all of our segments and Corporate, and a gain of approximately $5 million related to non-cash fair value adjustments of embedded foreign currency derivatives.

For the year ended December 31, 2023, other costs were comprised primarily of gains of approximately $16 million on foreign currency exchange transactions, which related to all of our segments and Corporate; gains of approximately $6 million on the sales of certain businesses, which relates to our Events, Experiences & Rights segment; a gain of approximately $5 million related to the change in the fair value of forward foreign exchange contracts, which related to our Events, Experiences & Rights segment and Corporate; a gain of approximately $5 million from the resolution of a contingency; a $3 million release of an indemnity reserve recorded in connection with an acquisition, which related to our Events, Experiences & Rights segment; and $3 million of costs related to our evaluation of strategic alternatives, which related to Corporate.

For the year ended December 31, 2022, other costs were comprised primarily of losses of approximately $28 million on foreign exchange transactions, which related to all of our segments and Corporate, a gain of approximately $23 million related to the sale of DBH, which related to our Owned Sports Properties segment and losses of approximately $7 million related to forward foreign exchange contracts which related to our Events, Experiences & Rights segment and Corporate.